Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-185948) on Form S-8 of Chuy’s Holdings, Inc. of our report dated March 12, 2015, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 28, 2014.
/s/ McGladrey LLP
Dallas, Texas
March 12, 2015